Exhibit 23.1

To the Board of Directors and Stockholders of
I-AM Capital Acquisition Company

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of I-AM Capital Acquisition Company (the “Company”) on Form S-1 of our report dated July 23, 2018 with respect to our audit of the financial statements of the Company as of May 31, 2018 and 2017 and for the year ended May 31, 2018 and the period from April 17, 2017 (inception) through May 31, 2017, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/Prager Metis CPAs, LLC

Prager Metis CPAs, LLC
Basking Ridge, New Jersey
August 24, 2018

An affiliate of Prager Metis International	NEW YORK	NEW JERSEY	LOS ANGELES	LONDON